As filed with the Securities and Exchange Commission on August 23, 2001
                                                        Registration No. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  ----------
                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                  ----------

                       SIZELER PROPERTY INVESTORS, INC.
            (Exact name of registrant as specified in its charter)

            Maryland                                             72-1082589
  (State or Other Jurisdiction                                (I.R.S. Employer
of Incorporation or Organization)                            Identification No.)

                            2542 Williams Boulevard
                            Kenner, Louisiana 70062
                                (504) 471-6200
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                          SIDNEY W. LASSEN, Chairman
                            2542 Williams Boulevard
                            Kenner, Louisiana 70062
                                (504) 471-6200
           (Name, Address, Including Zip Code, and Telephone Number,
                  Including Area Code, of Agent for Service)
                               ----------------
                                  Copies to:
                           WILLIAM I. SCHAPIRO, Esq.
                       Jaeckle Fleischmann & Mugel, LLP
                800 Fleet Bank Building, Twelve Fountain Plaza
                            Buffalo, New York 14202
                                (716) 856-0600

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [_]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering: [_] _______________
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_] _____________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                        CALCULATION OF REGISTRATION FEE

==============================================================================================================================
     Title of Each Class                                    Proposed Maximum       Proposed Maximum
        of Securities               Amount to be             Offering Price            Aggregate              Amount of
      to be Registered             Registered (2)             Per Unit (3)        Offering Price (3)      Registration Fee
------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                  1,500,000 Shares               $10.29               $15,435,000              $3,859
==============================================================================================================================

(1) This Registration Statement also relates to the rights to purchase shares of common stock of the Registrant which are attached to all shares of common stock issued, pursuant to the terms of the Registrant's Rights Agreement dated August 6, 1998. Until the occurrence of certain prescribed events, the rights are not exercisable, are evidenced by the certificates for the common stock and will be transferred with and only with such common stock. Because no separate consideration is paid for the rights, the registration fee therefore is included in the fee for the common stock.

(2) Plus such additional number of shares as may be required in the event of a stock dividend, reverse stock split, split-up recapitalization or other similar event.

(3) This estimate is based on the average of the high and low sales prices on the New York Stock Exchange of the common stock of Sizeler Property Investors, Inc. on August 20, 2001, pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and is made solely for the purposes of determining the registration fee.

================================================================================

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                Subject to Completion -- Dated August 23, 2001


                       SIZELER PROPERTY INVESTORS, INC.


             DIRECT STOCK PURCHASE AND DIVIDEND REINVESTMENT PLAN


                       1,500,000 Shares of Common Stock


         We are offering our stockholders and other investors the opportunity to purchase shares of our common stock through our Direct Stock Purchase and Dividend Reinvestment Plan. The plan allows stockholders to automatically reinvest some or all cash dividends that we may declare in shares of our common stock at a 3% discount from current market prices, subject to a transaction fee equal to 5% of the purchase price of any shares bought under the plan (up to a maximum of $3.00). The plan also provides a method for all investors to purchase shares of common stock directly from us at a 3% discount from current market prices, subject to a transaction fee. On August 20, 2001, the last reported trading price of the common stock on the New York Stock Exchange was $10.29. Our common stock is traded on the New York Stock Exchange under the symbol "SIZ".

         Some of the significant features of the plan are:

         . You may purchase additional shares of common stock by automatically reinvesting some or all of your cash dividends on our stock.

         . You may also purchase shares of our common stock through an initial investment or by making optional cash payments under the plan. If you are not our stockholder, you may make an initial investment under the plan in the amount of $500 up to a maximum of $20,000. If you are already our stockholder, you may make optional cash payments of $50 to $20,000 per month.

          . You can decide whether or not to participate in the plan, and you may terminate your participation at any time.

          . The purchase price for newly issued shares of common stock that you acquire with reinvested dividends or optional cash investments within the plan limits will be 97% of the average of the high and low sales price for a share of our common stock on the purchase date, or if no sales occurred on such date, then on the next preceding date on which shares of our common stock were sold.

                               ________________


        Investing in our common stock involves risks. See "Risk Factors"
                              beginning on page 6.


          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
           SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
               SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY
                  OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.
                               ________________

                 The date of this Prospectus is August 23, 2001.

                               SUMMARY OF THE PLAN


          The following summary of our Direct Stock Purchase and Dividend Reinvestment Plan may omit information that may be important to you. You should carefully read the entire text of the plan contained in this prospectus before you decide to participate in the plan. This plan supersedes our existing Direct Stock Purchase and Dividend Reinvestment Plan in its entirety.


Enrollment:              If you already participate in our existing Direct Stock
                         Purchase and Dividend Reinvestment Plan, you will be automatically enrolled in the new plan. Otherwise, you can participate in the plan if you currently own shares of our stock by submitting a completed authorization form. You may obtain an authorization form from the plan's administrator, The Bank of New York. You may participate directly in the plan only if you hold our stock in your own name or upon making an initial purchase. If you hold shares through a brokerage or other account, you may arrange to have your broker or other custodian participate on your behalf.

Initial Investment:      If you do not own any shares of our stock, you can
                         participate in the plan by submitting an executed authorization form and by making an initial investment in our common stock through the plan. The minimum initial investment is $500 and the maximum initial investment is $20,000. An initial cash investment in excess of $20,000 may be made with our permission pursuant to a Request for Waiver.

Reinvestment of          You can reinvest your cash dividends on some or all of
Dividends:               your shares of common stock toward the purchase of
                         shares of common stock.

Optional Cash            After you enroll in the plan, you can buy additional
Investments:             shares of common stock with optional cash payments. You
                         can invest a minimum of $50 up to a maximum of $20,000 in any one calendar month. Cash investments in excess of $20,000 per month may be made with our permission pursuant to a Request for Waiver.

Source of Shares:             The administrator of the plan will purchase shares
                              of common stock in one of the following ways:

                              . directly from us as newly issued shares of common stock, or

                              . from parties other than us, either in the open market or other negotiated transactions.

Purchase Price:               The purchase price for shares of common stock
                              purchased directly from us under the plan will be 97% of the average of the high and low sales prices for a share of our common stock on the purchase date, or if no such transactions are reported on such date, then on the next preceding date when shares of our common stock were sold.

                              The purchase price for shares purchased in the open market or in privately negotiated transactions with third parties will equal 97% of the weighted average of the price we paid for those shares, plus any brokerage commissions.

                              All share purchases will be subject to a transaction fee equal to 5% of the purchase price of any shares bought under the plan. The maximum amount of this transaction fee is $3.00.

Tracking Your
Investment:                   You will receive periodic statements of the
                              transactions made in your plan account. These statements will provide you with details of the transactions and will indicate the share balance in your plan account.

Administration:               The Bank of New York will serve as the
                              administrator of the plan. If you are currently a stockholder, you should contact the administrator at:

                              The Bank of New York
                              P.O. Box 11258
                              Church Street Station
                              New York, New York   12086-1258
                              (800) 524-4458
                              www.bankofnewyork.com

Initial Purchase of Stock by
Non-Stockholders:             For initial purchases of common stock, investors
                              who are not otherwise stockholders should contact
                              Shareholder Communications, Inc. by telephone at
                              (800) 286-9178 or investors may access Net Stock
                              Direct on the world wide web at www.netstock.com.

                             ABOUT THIS PROSPECTUS

                You should read this Prospectus carefully. This Prospectus contains information you should consider when making an investment decision. You should rely only on the information provided or incorporated by reference in this Prospectus. We have not authorized anyone else to provide you with different information. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy any securities to any person in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front of this Prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

                We have filed with the SEC a registration statement on Form S-3 (including the exhibits, schedules and amendments thereto) under the Securities Act with respect to the shares of common stock to be sold through our Direct Stock Purchase and Dividend Reinvestment Plan. As permitted by the SEC's rules and regulations, this prospectus does not contain all the information set forth in the registration statement. For further information regarding our company and the shares of common stock to be sold in this offering, please refer to the registration statement and the contracts, agreements and other documents filed as exhibits to the registration statement. Additionally, we file annual, quarterly and special reports, proxy statements and other information with the SEC.

                You may read and copy all or any portion of the registration statement or any other information that we file at the SEC's public reference rooms in Washington, D.C., Chicago, Illinois, and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC's website (http://www.sec.gov). In addition, you may look at our SEC filings at the offices of the New York Stock Exchange, which is located at 20 Broad Street, New York, New York 10005. Our SEC filings are available at the NYSE because our common stock is listed and traded on the NYSE.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                The SEC allows us to "incorporate by reference" the information contained in documents that we file with them: that means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

                We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities.

                . Our Annual Report on Form 10-K for the year ended December 31, 2000.

                . Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001.

                . Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

                .   Our Current Report on Form 8-K dated June 26, 2001.

                You may request a free copy of these filings (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address and telephone number:

                       Sizeler Property Investors, Inc.
                             Attention: Secretary
                           2542 Williams Boulevard,
                            Kenner, Louisiana 70062
                                (504) 471-6200


                    ABOUT SIZELER PROPERTY INVESTORS, INC.

                We are a self-administered equity real estate investment trust that invests in income-producing shopping centers and apartment properties in the southern United States. Our investment objective is to acquire and/or develop high-quality properties at attractive initial yields with potential for future growth in cash flows.

                Our principal executive offices are located at 2542 Williams Boulevard, Kenner, Louisiana 70062. Our telephone number is (504) 471-6200.

                Additional information regarding Sizeler, including our audited financial statements and descriptions of Sizeler, is contained in the documents incorporated by reference in this prospectus. See "Where You Can Find More Information" on page 4.

                                 RISK FACTORS

                From time to time, we may make forward-looking statements (within the meaning of Section 27A of the Securities Act and Section 21F of the Exchange Act), in documents filed under the Securities Act, the Exchange Act, press releases or other public statements. If we make forward-looking statements, we assume no obligation to update forward-looking statements. Stockholders should not place undo reliance on forward-looking statements as they involve numerous risks and uncertainties that could cause actual results to differ materially from the results stated or implied in the forward-looking statements. In addition to specific factors that may be disclosed simultaneously with any forward-looking statement, some of the factors related to us and our businesses that could cause actual results to differ materially from a forward-looking statement are set forth below.

                Before you decide to invest in any of our securities, you should consider carefully the risks described below, together with the information provided in the other parts of this prospectus. Our ability to make expected distributions to stockholders and debt service payments to lenders, as well as our prospects as a whole, could be affected by any or all of these factors or others not mentioned below.


Real Estate Industry

                We face risks associated with local real estate conditions in areas where we own properties. We may be affected adversely by general economic conditions and local real estate conditions. For example, an oversupply of retail space or apartments in a local area or a decline in the attractiveness of our properties to shoppers, residents or tenants would have a negative effect on us.

                Other factors that may affect general economic conditions or local real estate conditions include:

                .   population trends
                .   income tax laws
                .   availablity and costs of financing
                .   construction costs
                .   weather conditions that may increase or decrease energy
                    costs.

                We may be unable to compete with our larger competitors and other alternatives available to tenants or potential tenants of our properties. The real estate business is highly competitive. We compete for interests in properties with other real estate investors and purchasers, many of whom have greater financial resources, revenues, and geographical diversity than we have. Furthermore, we compete for tenants with other property owners. All of our shopping center and apartment properties are subject to significant local competition. Further, our portfolio of retail properties faces competition from interest-based operations that may be capable of providing lower-cost alternatives to customers. Our apartment portfolio competes with providers of other forms of housing, such as single family housing. Competition from single family housing increases when lower interest rates make mortgages more affordable.

                We are subject to significant regulation that inhibits our activities. Local zoning and use laws, environmental statutes and other governmental requirements restrict our expansion, rehabilitation and reconstruction activities. These regulations may prevent us from taking advantage of economic opportunities.

                Legislation such as the Americans with Disabilities Act may require us to modify our properties. Future legislation may impose additional requirements. We cannot predict what requirements may be enacted.

Our Properties

                We may be unable to renew leases or relet space as leases expire. When a lease expires, a tenant may refuse to renew it. We may not be able to relet the property on similar terms, if we are able to relet the property at all. We have established an annual budget for renovation and reletting expenses that we believe is reasonable in light of each property's operating history and local market characteristics. This budget, however, may not be sufficient to cover these expenses.

                We have been and may continue to be affected negatively by tenant bankruptcies and leasing delays. At any time, a tenant may experience a downturn in its business that may weaken its financial condition. Similarly, a general decline in the economy may result in a decline in the demand for apartments. As a result, our commercial and residential tenants may delay lease commencement, fail to make rental payments when due, or declare bankruptcy. Any such event could result in the termination of that tenant's lease and material losses to us.

                We receive a substantial portion of our shopping center income as rents under long-term leases. If retail tenants are unable to comply with the terms of their leases because of rising costs or falling sales, we may deem it advisable to modify lease terms to allow tenants to pay a lower rental or a smaller share of operating costs and taxes.

                Coverage under our existing insurance policies may be inadequate to cover losses. We generally maintain insurance policies related to our business, including casualty, general liability and other policies covering our business operations, employees and assets. However, we would be required to bear all losses that are not adequately covered by insurance. Although we believe that our insurance programs are adequate, we cannot assure you that we will not incur losses in excess of our insurance coverage, or that we will be able to obtain insurance in the future at acceptable levels and reasonable cost.

                We face risks due to lack of geographic diversity. All of our properties are located in Louisiana, Florida and Alabama. General economic conditions and local real estate conditions in these geographic regions have a particularly strong effect on us. Other REITs may have a more geographically diverse portfolio and thus may be less susceptible to downturns in one or more regions.

                We face possible environmental liabilities. Current and former real estate owners and operators may be required by law to investigate and clean up hazardous substances released at the properties they own or operate. They may also be liable to the government or to third parties for substantial property damage, investigation costs and cleanup costs. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs the government incurs in connection with the contamination. Contamination may affect adversely the owner's ability to sell or lease real estate or to borrow using the real estate as collateral.

                We have no way of determining at this time the magnitude of any potential liability to which we may be subject arising out of unknown environmental conditions or violations with respect to the properties we formerly owned. Environmental laws today can impose liability on a previous owner or operator of a property that owned or operated the property at a time when hazardous or toxic substances were disposed of, or released from, the property. A conveyance of the property, therefore, does not relieve the owner or operator from liability.

                We are not aware of any environmental liabilities relating to our investment properties which would have a material adverse effect on the our business, assets, or results of operations.


Financing Risks

                We face risks generally associated with our debt. We finance parts of our operations and acquisitions through debt. This debt creates risks, including:

                .   rising interest rates on our floating rate debt

                . failure to repay or refinance existing debt, including our outstanding convertible debentures, which may result in forced disposition of properties on disadvantageous terms

                . refinancing terms less favorable than the terms of existing debt

                .   failure to meet required payments of principal and interest.

                We are subject to restrictions that may impede our ability to effect a change in control. Certain provisions contained in our Charter and Bylaws, our Shareholder Rights Agreement and certain provisions of Maryland law may have the effect of discouraging a third party from making an acquisition proposal for us and thereby inhibit a change in control. These provisions include the following:

                . Our Charter provides for three classes of directors with the term of office of one class expiring each year, commonly referred to as a "staggered board." By preventing stockholders from voting on the election of more than one class of directors at any annual meeting of stockholders, this provision may have the effect of keeping the current members of our Board of Directors in control for a longer period of time than stockholders may desire.

                . Our Charter generally limits any holder from acquiring more than 9.9% of the value or number of our outstanding common stock. While this provision is intended to assure our ability to remain a qualified REIT for income tax purposes, the ownership limit may also limit the opportunity for stockholders to receive a premium for their shares of common stock that might otherwise exist if an investor were attempting to assemble a block of shares in excess of 9.9% of the outstanding shares of common stock or otherwise effect a change in control.

                . In August 1998, our Board of Directors adopted a shareholder rights plan. Under the terms of the plan, we declared a dividend of rights on our common stock. The rights issued under the plan will be triggered, with certain exceptions, if and when any person or group acquires, or commences a tender offer to acquire, 15% or more of our shares. The rights plan is intended to prevent abusive hostile takeover attempts by requiring a potential acquiror to negotiate the terms with our Board of Directors. However, it could have the effect of deterring or preventing our acquisition, even if a majority of our stockholders were in favor of such acquisition, and could have the effect of making it more difficult for a person or group to gain control of us or to change existing management.

                We may issue shares of preferred stock with greater rights than your shares of stock. Our Board of Directors may issue shares of preferred stock without stockholder approval. Our Board of Directors may determine the relative rights, preferences and privileges of each class or series of shares of preferred stock. Because our Board of Directors has the power to establish the preferences and rights of the shares of preferred stock, preferred shares may have preferences, distributions, powers and rights senior to your rights as a common stockholder.

                We may amend our business policies without your approval. Our Board of Directors determines our growth, investment, financing, capitalization, borrowing, REIT status, operating and distribution policies. Although the Board of Directors has no present intention to amend or revise any of these policies, these policies may be amended or revised without notice to stockholders. Accordingly, stockholders may not have control over changes in our policies. We cannot assure you that changes in our policies will serve fully the interests of all stockholders.

Other Risks

                We may fail to qualify as a REIT and you may incur tax liabilities as a result. If we fail to qualify as a REIT, we will be subject to Federal income tax at regular corporate rates. In addition, we might be barred from qualification as a REIT for the four years following disqualification. The additional tax incurred at regular corporate rates would reduce significantly the cash flow available for distribution to stockholders and for debt service.

                To qualify as a REIT, we must comply with certain highly technical and complex requirements. We cannot be certain we have complied because there are few judicial and administrative interpretations of these provisions. In addition, facts and circumstances that may be beyond our control may affect our ability to qualify as a REIT. We cannot assure you that new legislation, regulations, administrative interpretations or court decisions will not change the tax laws significantly with respect to our qualification as a REIT or with respect to the federal income tax consequences of qualification. We believe that we have qualified as a REIT since our inception and intend to continue to qualify as a REIT. However, we cannot assure you that we have been qualified or will remain qualified.

                We may be unable to comply with the strict income distribution requirements applicable to REITs. To obtain the favorable tax treatment associated with qualifying as a REIT, we are required each year to distribute to our stockholders at least 90% of our net taxable income. We could be required to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT, even if conditions were not favorable for borrowing.

             TERMS AND CONDITIONS OF THE DIRECT STOCK PURCHASE AND
                          DIVIDEND REINVESTMENT PLAN

             The following questions and answers constitute our Direct Stock Purchase and Dividend Reinvestment Plan and explain how it works. We expect to continue to pay quarterly distributions on our shares of common stock in the future, as we have done in the past. If you are a stockholder and do not participate in this plan, you will continue to receive cash dividends in the usual manner, as we declare and pay them. In the plan, we refer to our current stockholders and new investors who participate in this plan as "participants."

           1. What is the purpose of the plan? The purpose of the plan is to provide our stockholders and other investors with a convenient and economical way to purchase shares of common stock and to systematically build their investment through automatic dividend reinvestment and optional cash investments. As a current owner of our stock, you can invest cash dividends or distributions in additional shares of our common stock at a discount without paying any brokerage commissions on newly issued shares that the plan administrator buys directly from us.

               However, this plan is primarily intended to benefit long-term investors, and not individuals or institutions who engage in short-term trading activities that could cause aberrations in the trading of our common stock. We may modify, suspend or terminate participation in this plan by otherwise eligible persons in order to eliminate practices which are inconsistent with the purposes of this plan.

           2. What options are available under the plan? The plan enables you to (i) have all or part of your common stock dividends automatically reinvested in additional shares of our common stock at a 3% discount from current market prices; (ii) make additional cash purchases of common stock, including monthly purchases by automatic deduction from a designated bank account, at a 3% discount from current market prices; and (iii) make initial investments in common stock through the plan at a 3% discount from current market prices. Please refer to Question 31 for details regarding any fees that you may be required to pay under the plan.

          3. Who will administer the plan? The Bank of New York, which also serves as our transfer agent, registrar and dividend paying agent for the common stock, will administer the plan, purchase and hold shares of common stock acquired under the plan, keep records, send statements of account activity and perform other duties related to the plan. You may contact the plan administrator by writing to:

               The Bank of New York
               P.O. Box 11258
               Church Street Station
               New York, New York  10286-1258

               For transfers, sales, withdrawals or optional additional cash investments, complete and mail instructions appearing on the bottom portion of the authorization form to:

               The Bank of New York
               Dividend Reinvestment Department
               P. O. Box 1958
               Newark, New Jersey 07101-9774

or by telephoning the Stockholder Customer Service Help Line as follows:

               Automated Stockholder Customer Service: (800) 524-4458 Available 24 hours a day, seven days a week.

               Customer Service Representatives:  (800) 524-4458
               Available 8:30 a.m. - 5:00 p.m., Central Time, each business day.

               Non-Stockholders Requesting Plan Materials: (800) 727-7033 Available 24 hours a day, seven days a week.

               You may also use the Internet address: http://stock.bankofny.com or the E-mail address: shareowner-svcs@bankofny.com.

          4.   What are the advantages of the plan?

               . You can reinvest cash dividends paid on some or all of your shares of our common stock. You will not pay any brokerage commissions on newly issued shares that the plan administrator buys directly from us (although you will be charged a brokerage commission for shares purchased from third parties, either on the open market or through negotiated transactions).

               . If you are already our stockholder, you may purchase additional shares of common stock (at a 3% discount from current market prices) pursuant to optional cash investments of not less than $50 and not more than $20,000 per month (except with our consent pursuant to a Request for Waiver). Optional cash investments may be made occasionally or at regular intervals, as you desire and may be made by electronic funds transfer. You may make optional cash investments even if the dividends on your shares are not being reinvested under the plan.

               . New investors may participate by making an initial cash investment of not less than $500 and not more than $20,000 (except with our consent pursuant to a Request for Waiver) to purchase shares of common stock under the plan. Purchase of shares pursuant to an initial cash investment will be made at a discount from current market prices.

               . You can avoid the need for safekeeping of certificates for shares of common stock credited to your account and you may submit for safekeeping certificates held by you and registered in your name.

               . We will send you periodic statements showing current account activity. This simplifies your record keeping.

          5.   What are the disadvantages of the plan?

               . Reinvested cash dividends will be treated for federal income tax purposes as having received a dividend on the dividend payment date. This dividend may give rise to a liability for the payment of income tax without providing you with immediate cash to pay such tax when it becomes due.

               . You will not know the actual number of shares purchased under the plan until the date of the purchases.

               . The purchase or sales price per share will be an average price and may exceed the price at which the shares are trading on the date when the shares are issued or sold.

               . No interest will be paid on funds held by us pending reinvestment or investment.

               . Shares deposited in an account may not be pledged until the shares are withdrawn from the plan.

          6. Who is eligible to participate? Anyone, whether or not a holder of record of shares of common stock, is eligible to participate in the plan, provided that you fulfill the prerequisites for participation described in the plan.

     7. How does a stockholder or any other interested investor enroll in the plan? If you are already a stockholder of record, you can enroll in the automatic dividend reinvestment feature of the plan at any time by completing and returning to us or The Bank of New York the prescribed authorization form, indicating your election to participate in specified portions of the plan. For your convenience, the authorization form and all account statements have tear-off instructions which can be filled out with respect to any certificate issuance, sale, purchase, termination or certificate deposit instructions you wish to effect. Upon enrollment, the reinvestment of dividends will commence with dividends paid on the next dividend payment date. These dates usually occur in the first week of March, June, September and December.

          Dividends are paid as and when declared by our Board of Directors. There can be no assurance as to the declaration or payment of a dividend, and nothing contained in the plan obligates us to declare any dividend on common stock. The plan does not represent a guarantee of future dividends.

          Also, if you are an existing stockholder of record, you can make optional cash investments by completing and returning to The Bank of New York the authorization form and a check or money order for any amount not less than $50 and not more than $20,000. Checks and money orders should be made payable to the order of "Sizeler Property Investors, Inc. Direct Stock Purchase and Dividend Reinvestment Plan" and sent directly to The Bank of New York. Third party checks and checks not drawn on a United States bank and payable in United States funds will not be accepted and will be returned to sender. In the event a check sent to The Bank of New York is not honored for any reason, including but not limited to insufficient funds, The Bank of New York reserves the right to sell shares from a participant's account to recover the amount owed to The
Bank of New York, plus a $20.00 processing fee.   Each statement sent to you
will include a form to accompany subsequent cash investments you may wish to make in any amount not less than $50 and not more than $20,000 per month (unless a Request for Waiver has been granted).

          This plan supersedes our existing Direct Stock Purchase and Dividend Reinvestment Plan in its entirety, however, if you already participate in the existing Sizeler Direct Stock Purchase and Dividend Reinvestment Plan, you will be automatically enrolled in the new plan.

          Anyone who is not a holder of record of shares of common stock may also enroll in the plan by completing and signing an authorization form and returning it to The Bank of New York together with a check or money order (an "Initial Cash Payment") payable to "Sizeler Property Investors, Inc. Direct Stock Purchase and Dividend Reinvestment Plan" in an amount not less than $500, but not more than $20,000 (unless a Request for Waiver has been granted). Upon acceptance of such Initial Cash Payment and completed authorization form, you will become a participant under the plan. Please refer to Question 31 for details regarding any fees that you may be required to pay under the plan.

          Following an Initial Cash Payment, you may make cash investments by check, money order or automatic monthly deduction from a designated bank account. Cash investments payable by automatic monthly deduction from a designated bank account will be drawn on the 25th day of each month (or if such date is not a business day on the immediately preceding business day) and will be invested in common stock on the next Purchase Date (as defined below).

          If you are a beneficial owner of common stock whose shares are registered in names other than your own (for example, in the name of a bank, broker, nominee or other record holder), you may participate in the plan by either arranging for participation with the bank, broker, nominee or other record holder or by having your shares of common stock transferred into your own name. Although the common stock is not registered in their own names, we may permit participants in our employee benefits plan to participate in the plan on such terms and conditions as we may from time to time establish for such purposes. We reserve the right to refuse to permit a bank, broker, nominee or other record holder to participate in the plan if the terms of participation would in our judgment result in excessive cost or burden to us or endanger our status as a REIT. We reserve the right to exclude from participation in the plan or modify, suspend or terminate participation in the plan by otherwise eligible persons in order to eliminate practices which are not consistent with the purposes of the plan, including but not limited to, utilization of the plan to engage in short-term trading activities that could cause aberrations in the composite trading volume or price of the common stock.

          You can change your instructions at any time by sending a new authorization form to The Bank of New York. Any instruction changes must be received by The Bank of New York on or before the record date for that dividend. If you choose not to reinvest your dividends, The Bank of New York will remit any dividends directly to you.

     8. When will shares be acquired under the plan? With respect to the dividend reinvestment feature of the plan, The Bank of New York will purchase common stock on behalf of the plan on each dividend payment date. Additionally, with respect to the direct stock purchase feature of the plan, The Bank of New York will purchase common stock once a month, on the last business day of the month (each, together with the dividend payment date, referred to as a "Purchase Date"), with the "Cash Payments" (defined to include any cash investments, including Initial Cash Payments, made by participants) received by The Bank of New York at least one business day prior to such Purchase Date, except to the extent that applicable law may require the curtailment or suspension of or otherwise limit purchases of common stock. Any funds received after the deadline will be invested with the next monthly investment. No interest will be paid on any funds held by The Bank of New York between Purchase Dates. Accordingly, participants are urged to time their investments so that they will be received shortly before, but not after, the regular Purchase Dates or to enroll in the automatic funds transfer option which assures the most timely transfer of funds to The Bank of New York.

          Unless otherwise directed by The Bank of New York, purchases and sales will be made through BNY/ESI Brokerage ("BNYB"), a full service brokerage and wholly-owned subsidiary of The Bank of New York Company, Inc. You will not pay any brokerage commissions on newly issued shares bought directly from us, although you will be charged a brokerage commission on shares purchased from third parties either on the open market or through negotiated transactions, as well as all sales under the plan. See Question 31 below.

     9. At what price will shares be purchased? The price at which common stock will be purchased from us under the plan will be 97% of the average of the high and low sales prices of the shares of common stock as reported for the New York Stock Exchange Composite Transactions on the Purchase Date, or if no such transactions are reported on such date, then on the next preceding date when such shares of common stock have been sold. If The Wall Street Journal is not published, in the case of reinvested dividends or in the case of a Cash Payment, on a Purchase Date, we may determine the price of the common stock by reference to The New York Times or by any other appropriate method.

          The purchase price for shares purchased in the open market or in privately negotiated transactions with third parties will equal 97% of the weighted average of the price we paid for those shares, plus any brokerage commissions. All share purchases will be subject to a transaction fee equal to 5% of the purchase price of any shares bought under the plan. The maximum amount of this transaction fee is $3.00.

          You should be aware that because investments under the plan are made as of specified dates, you may lose an advantage that otherwise might be available from being able to select the timing of an investment. Neither we nor The Bank of New York can assure a profit or protect against a loss on shares of common stock purchased under the plan.

     10. Can I impose restrictions with respect to optional cash investments? Cash Payments will not be accepted by The Bank of New York if you impose any restrictions with respect to the number of shares to be purchased, the price at which shares are to be purchased, the timing of a purchase or what your balance will be following a purchase. In addition, The Bank of New York cannot purchase shares for you without advance payment, nor can it refund any part of your Cash Payment unless a written request for a refund is received by The Bank of New York at least two business days before the applicable Purchase Date. It is not possible for The Bank of New York to tell you in advance how much money to send for the purchase of a full or fractional share because the per share price will not be known until the shares are purchased.

     11. Will fractional shares be purchased? If any dividend or Cash Payment is not sufficient to purchase a whole share of common stock, a fractional share equivalent will be credited to your account and will earn a proportionate share of future dividends. All fractional shares are rounded to four decimal places. See Question 13 below.

     12. Will interest be paid on plan accounts? No interest will be paid on any funds held by The Bank of New York in a plan account. See Question 8 above.

     13. Will certificates be issued for share purchases? Shares purchased and held under the plan will be held in safekeeping by The Bank of New York in its name or the name of its nominee. The number of shares (including fractional interests) held for you will be shown on each account statement. You may obtain certificates for shares purchased under the plan by notifying The Bank of New York to that effect via the tear-off sheets on each account statement and on the authorization form. No certificate will be issued for fractional shares of common stock. Instead, the market value of any fractional shares will be paid in cash to a stockholder if you request a certificate for all of your noncertificated shares of common stock.

     14. Can I draw checks or drafts against shares? You have no right to draw checks or drafts against the shares held in your account. If you wish to pledge or assign any shares you must terminate the account to the extent of those shares of common stock you intend to pledge or assign.

     15. Can I add shares of common stock to my account by transferring stock certificates that I possess? At the time of enrollment in the plan or at any later time, you may use the plan's share certificate safekeeping service to deposit any common stock certificates in your possession with The Bank of New York. By using the plan's share safekeeping service, you no longer bear the risk associated with the loss, theft or destruction of stock certificates. If you wish to deposit your common stock certificates with The Bank of New York you must mail your written request and your certificates to The Bank of New York. The certificates should not be endorsed. It is recommended that when mailing certificates to The Bank of New York, you should use registered, insured mail.

     16. Can I sell shares held under the plan? Yes. You may instruct The Bank of New York to sell any or all shares held in your account by completing and signing the tear-off portion of the authorization form or account statement and mailing it to The Bank of New York at the address set forth in Question 3 above. Please be certain that all persons registered as account participants sign the instruction form. You may also call The Bank of New York's toll-free number with your instructions.

          As with purchases, The Bank of New York aggregates all requests to sell shares, then sells the total share amount on the open market through BNYB. The shares are sold on any exchange on which our shares are listed. The selling price will not be known until the sale is completed. The proceeds of the sale will be sent by check to you following the sale. You will be responsible for any and all service fees and brokerage commissions incurred in connection with any such sale. Please refer to Question 31 for details regarding any fees that you may be required to pay under the plan.

          You should be aware that the common stock price may fall during the period between a request for sale, its receipt by The Bank of New York and the ultimate sale on the open market. Instructions sent to The Bank of New York to sell shares are binding upon participants and may not be rescinded.

     17. How will my shares be voted? You will vote all common stock credited to your account. If on the record date for a meeting of stockholders there are shares of common stock credited to your account, you will be sent the proxy material for the meeting and a proxy covering all of your common stock, including shares of common stock credited to your plan account. If you return an executed proxy to The Bank of New York, the common stock will be voted as directed with respect to all of your shares of common stock (including any fractional shares), or you may vote all of the common stock in person at the meeting. In the absence of any such direction or attendance at the meeting, your common stock will not be voted by The Bank of New York.

     18. What happens if the Company issues a stock dividend or declares a stock split or rights offering? Any dividends of common stock resulting from stock splits, stock dividends or a rights offering will be credited to your plan account. Transaction processing may be curtailed or suspended until the completion of any stock dividend, stock split or rights offering.

     19. How may participation in the plan be modified or terminated? You may modify participation in the dividend reinvestment portion of the plan by notifying The Bank of New York in writing of the increased or decreased number of shares of common stock with which you wish to participate. By notifying The Bank of New York in writing, you may also request that (i) The Bank of New York send all future dividends to you by check and continue to hold your shares in the plan account or (ii) The Bank of New York discontinue any automatic withdrawals of funds and purchase of shares. You may terminate participation in the dividend reinvestment portion of the plan at any time by notifying The Bank of New York in writing to that effect. Any notice is effective only upon receipt. If such notice is received by The Bank of New York before any record date for dividend payment, The Bank of New York will modify or terminate the reinvestment of your dividends under the plan as of that dividend payment date. A service charge of $5.00 will be charged by The Bank of New York and deducted from your account in the event of termination by you of your participation in the plan. To reenter the plan after termination, you must complete a new authorization form. The Bank of New York may terminate the participation of any account by written notice to you and us. Upon termination of participation in the plan, The Bank of New York will send you a certificate for the common stock and cash for any fractional shares of common stock, as provided herein.

          The Bank of New York shall terminate your plan account upon receipt of written notice of your death or adjudication of incompetency; provided, however, in the event of any such notice, The Bank of New York shall retain all common stock in your plan account until your legal representative shall have been appointed and furnished proof satisfactory to The Bank of New York of the legal representative's right to receive such common stock.

          We reserve the right to modify, suspend or terminate participation in the plan by otherwise eligible persons in order to eliminate practices not consistent with the purposes of the plan, including, but not limited to, utilization of the plan to engage in short-term trading activities that could cause aberrations in the composite trading volume or price of the common stock.

          We reserve the right to modify, suspend or terminate the plan at any time. As a participant, you will be notified of any suspension, termination or significant modification of the plan. We also reserve the right to refuse to permit any broker, bank, nominee or other record holder to participate in the plan if the terms of such participation would in our judgment result in excessive cost or burden to us or endanger our status as a REIT. We reserve the right to interpret and regulate the plan at our discretion.

     20. What are the responsibilities of the Company and The Bank of New York under the plan? Neither us, The Bank of New York, nor any agent for either of us, in administering the plan, will be liable for any act or failure to act taken in good faith, including, without limitation, any claim of liability (i) arising out of a failure to terminate your account upon your death or adjudication of incompetency prior to receipt of notice in writing of such death or incompetency; (ii) with respect to the prices at which shares are purchased for your account; or (iii) with respect to any fluctuation in market value before or after any purchase of shares. Neither us, The Bank of New York, nor any agent for either of us shall have any duties, responsibilities or liabilities except such as are expressly set forth in the plan.

          Our obligation to offer, issue or sell our common stock hereunder will be subject to our obtaining any necessary approval, authorization and consent from any regulatory authorities having jurisdiction over the issuance and sale of the common stock. We may elect not to offer or sell our common stock hereunder to stockholders residing in any jurisdiction where, in our sole discretion, the burden or expense of compliance with applicable blue sky or securities laws make that offer or sale impracticable or inadvisable.

          Neither us nor The Bank of New York will be liable for any act done in good faith or for any omission to act, in good faith. Neither our directors, officers nor stockholders shall have any personal liability under the plan. Any such limited liability provisions do not extend to violations of the federal securities laws.

          Your risk as a participant is the same as with any other investment in our common stock. You must recognize that neither the Company nor The Bank of New York can in any way assure a profit or protect against a loss to you on shares purchased or sold under the plan.

          We take no position on whether current stockholders or other investors should participate in the plan.

     21. What are the federal income tax consequences of participating in the plan? In general, if you enroll in the plan you will have the same federal income tax obligations with respect to reinvested dividends as you would with dividends not reinvested under this plan.

          You will be treated for federal income tax purposes as having received, on each purchase date, a cash distribution equal to the full amount of the cash dividend payable on that date on the shares of common stock held in your account and all other stock that you own. The Internal Revenue Code requires this treatment even though you never actually receive the reinvested dividends in cash because your dividends are used instead to purchase shares of common stock. In the case of reinvested dividends used to purchase stock directly from us, you will be treated as having received a distribution for federal income tax purposes equal to the fair market value of the stock that you acquire through the plan.

          We are a REIT for federal income tax purposes. In general, distributions with respect to your stock will be taxable as ordinary dividend income for federal income tax purposes to the extent made out of our current or accumulated earnings and profits. Distributions in excess of our current or accumulated earnings and profits will be treated for federal income tax purposes as a return of capital. This return of capital would first reduce the tax basis of the common stock to which the distribution is attributable, to the extent of that tax basis, and the excess, if any, of the remaining amount treated as a return of capital over such tax basis would be treated as a gain from the sale of such stock. In the event that we designate a part or all of the amount distributed as a capital gain dividend, the amount so designated should be treated by you as long-term capital gain, even if you have held the stock for less than the long-term holding period.

          The holding period for shares credited to your plan account pursuant to the dividend reinvestment aspect of the plan will begin on the day following the date on which the shares were purchased for your account. The holding period for shares purchased by optional cash payments will begin on the day following the date of purchase. In the case of stockholders whose dividends are subject to United States federal income tax withholding or backup withholding, The Bank of New York will reinvest dividends less the amount of tax required to be withheld.

          You are urged to consult with your own tax advisor with respect to federal, state, local and other tax laws applicable to your specific situations. In addition, the tax consequences of participation in the plan by retirement plans differ from those outlined herein for individuals. Because the laws and regulations regarding the federal income tax consequences of retirement plan participation are complex and subject to change, a retirement plan considering such participation should consult with its own retirement plan trustees, custodians or tax advisors for specific information.

     22. When will participation in the plan begin? Participation as to dividend reinvestment will commence with the next Purchase Date, after receipt of the authorization form, provided it is received by The Bank of New York on or before the record date for payment of the dividend. Participation as to optional cash investments of $20,000 or less (subject to the minimum investment requirements under the plan) will commence with the next Purchase Date. Should the funds to be invested arrive after the time indicated above and before the next Purchase Date, such funds will be held without interest until they can be invested on the next Purchase Date.

          Eligible stockholders and other interested investors may enroll in the plan at any time. Once enrolled, you will remain enrolled until you discontinue participation or until we terminate the plan or your participation in the plan.

     23. What is the source of shares to be purchased under the plan? Shares purchased through the plan will be either newly issued shares purchased directly from us, or, at our discretion, shares purchased by The Bank of New York on the open market or in privately negotiated transactions from third parties, or a combination of those sources. Shares purchased directly from us will consist of authorized but unissued shares of common stock.

     24. How are the optional cash investments made? You may make optional cash investments at any time. The authorization form provides the sole means whereby a broker, bank or other nominee holding shares on behalf of beneficial owners in the name of a securities depository may make optional cash investments on behalf of such beneficial owners. In such case, the broker, bank or other nominee must use an authorization form for transmitting optional cash investments on behalf of the beneficial owners. An authorization form must be delivered to The Bank of New York at the address specified in Question 3 each time that such broker, bank or other nominee transmits optional cash investments on behalf of the beneficial owners. Authorization forms will be furnished by The Bank of New York upon request.

          Other interested investors that are not our stockholders are also eligible to make an initial investment in common stock through an optional cash investment by submitting an authorization form.

          Optional cash investments of $20,000 or less (subject to the minimum investment requirements under the plan) should be received by The Bank of New York one business day before the Purchase Date.

          Optional cash investments greater than $20,000 per month and made pursuant to a Request for Waiver must be received by The Bank of New York as immediately available funds at least one business day before the Purchase Date in order to purchase shares of common stock on the next following Purchase Date.

     25. What limitations apply to optional cash investments? For any Purchase Date, optional cash investments you make if you are already our stockholder are subject to a minimum of $50 and a maximum of $20,000. Optional cash investments made by interested investors who are not then our stockholders are subject to a minimum initial investment of $500 and a maximum of $20,000. Optional cash investments of less than the allowable monthly minimum amount or greater than the allowable monthly maximum amount will be returned promptly to you in full without interest, except as noted below.

          Optional cash investments in excess of $20,000 per month may be made only pursuant to a Request for Waiver accepted by us. Because of certain tax concerns which we have as a REIT, however, a Request for Waiver may only be considered for investors who certify that they are NOT participating in the dividend reinvestment component of the plan. If you wish to submit an optional cash investment in excess of $20,000 for any Purchase Date you must obtain our prior written approval. A Request for Waiver should be sent to us via facsimile at (504) 471-6291 by 10:00 a.m. Eastern Standard Time on the day that is at least five business days prior to the applicable Purchase Date. The Request for Waiver form will be furnished by us or The Bank of New York upon request. We have sole discretion to grant any approval for optional cash investments in excess of the allowable maximum amount. In deciding whether to approve a Request for Waiver, we will consider relevant factors including, but not limited to, whether the plan is then acquiring newly issued shares directly from us or acquiring shares in the open market or in privately negotiated transactions from third parties, our need for additional funds, the attractiveness of obtaining such additional funds through the sale of common stock as compared to other sources of funds, the purchase price likely to apply to any sale of common stock, who is submitting the request, the extent and nature of the applicant's prior participation in the plan, the number of shares of common stock held of record by the applicant and the aggregate amount of optional cash investments in excess of $20,000 for which Requests for Waiver have been submitted by all participants. If Requests for Waiver are submitted for any Purchase Date for an aggregate amount in excess of the amount we are then willing to accept, we may accept such requests by any method that we determine to be appropriate. With regard to optional cash investments made pursuant to a Request for Waiver, the plan does not provide for a predetermined maximum limit on the amount that a participant may invest or on the number of shares that may be purchased.

          We reserve the right to modify, suspend or terminate participation in the plan by otherwise eligible registered holders of beneficial owners of common stock for any reason whatsoever including elimination of practices that are not consistent with the purposes of the plan.

          We may establish a minimum price (the "Threshold Price") applicable to optional cash investments made pursuant to a Request for Waiver. At least three business days prior to the Purchase Date, we will determine whether to establish a Threshold Price, and if a Threshold Price is established, its amount, and will so notify The Bank of New York. This determination will be made by us in our discretion after a review of current market conditions, the level of participation in the plan, and current and projected capital needs.

          The establishment of the Threshold Price applies only to optional cash investments made pursuant to a Request for Waiver. Setting a Threshold Price will not affect the setting of a Threshold Price for any subsequent Purchase Date. For any particular month, we may waive our right to set a Threshold Price. Neither the Company nor The Bank of New York will be required to provide any written notice to you as to the Threshold Price for any Purchase Date. You may, however, ascertain whether a Threshold Price has been set or waived for any given Purchase Date by telephoning us at (504) 471-6200 and requesting extension 250.

          Each month, at least ten business days prior to the applicable Purchase Date, we may establish a discount from the market price applicable to optional cash investments made pursuant to a Request for Waiver (the "Waiver Discount"). Such Waiver Discount may be between 0% and 3% of the purchase price and may vary each month, but once established will apply uniformly to all optional cash investments made pursuant to a Request for Waiver for that month. The Waiver Discount will be established in our sole discretion after a review of current market conditions, the level of participation in the plan, and current and projected capital needs. You may obtain the Waiver Discount applicable to the next Purchase Date by telephoning us at (504) 471-6200 and requesting extension 250. Setting a Waiver Discount for a particular month will not affect the setting of a Waiver Discount for any subsequent month. The Waiver Discount will apply to the entire optional cash investment and not just the portion of such investment that exceeds $20,000. The Waiver Discount will apply only to optional cash investments of $20,000 or more.

     26. What if I have more than one account? For the purpose of the limitations discussed in Question 25, we may aggregate all optional cash investments for participants with more than one account using the same social security or taxpayer identification number. If you are unable to supply a social security or taxpayer identification number, your participation may be limited by us to only one plan account.

          Also for the purpose of such limitations, all plan accounts that we believe to be under common control or management or to have common ultimate beneficial ownership may be aggregated. Unless we have determined that reinvestment of dividends and optional cash investment for each such account would be consistent with the purposes of the plan, we have the right to aggregate all such accounts and to return, without interest, within thirty days of receipt, any amounts in excess of the investment limitations applicable to a single account received in respect of all such accounts.

     27. How do I invest via automatic electronic funds transfer? You may enroll in the automatic cash investment program by completing the appropriate section of the authorization form which is available upon request to The Bank of New York at the address set forth in Question 3 above. This form must be accompanied by a voided bank check or deposit slip for the account from which you authorize The Bank of New York to draw the funds. Once the form is received and processed (which normally takes approximately two weeks) funds will automatically be deducted each month from the designated account on the 25th day of each month unless such day is a non-business day in which event the funds automatically will be deducted on the business day immediately preceding the 25th and will be invested on the next Purchase Date. In the event that your electronic funds transfer is not honored for any reason, including but not limited to insufficient funds, The Bank of New York reserves the right to sell shares from your plan account to recover the amount owed to The Bank of New
York plus a $20.00 processing fee. If you are already our stockholder, automated funds transfers may be for as little as $50 per month, but in no case for more than $20,000 per month.

     28. What reports will be sent to me? Unless you participate in the plan through a broker, bank or nominee, you will receive from The Bank of New York
(i) after each purchase of common stock, a statement that will show the amount of the Cash Payment or dividend, the purchase price per share of common stock, the number of shares of common stock you purchased and the total number of shares you own; and (ii) annual and other reports to stockholders, proxy statements and income tax information for reporting dividends. You should retain these statements to determine the tax cost basis for shares purchased pursuant to the plan. If you participate in the plan through a broker, bank or nominee, you should contact such party for such a statement. You should discuss specific tax questions regarding your participation in the plan with your own tax advisor.

     29. How do I request a refund of dividends or optional cash investment? You may request a refund of funds held by The Bank of New York by submitting a written request for such a refund to The Bank of New York at either address listed in Question 3 at least one business day prior to the applicable Purchase Date. The request must specify the amount of the refund desired.

     30. Can I transfer all or a part of my shares held in the plan to another person? You may transfer ownership of all or part of your shares held in the plan through gift, private sale or otherwise, by mailing to The Bank of New York at either address listed in Question 3 a properly executed stock assignment, along with a letter with specific instructions regarding the transfer and a Form W-9 (Certification of Taxpayer Identification Number) completed by you. Requests for transfer of shares held in the plan are subject to the same requirements as the transfer of common stock certificates. The Bank of New York will provide you with the appropriate forms upon request. If any stock certificates bearing a restrictive legend are contained in your plan account, The Bank of New York will comply with the provisions of such restrictive legend before effecting a sale or transfer of such restricted shares.

          Book-to-book transfers, which involve transferring shares from an existing participant account in the plan to a new participant account should follow the steps listed below.

          . Call The Bank of New York's toll-free telephone number 1-800-524-4458 and request a plan brochure and authorization form. Complete the form providing the full registration name, address and social security number of the new participant to whom shares are being transferred.

          . The completed authorization form should be sent to The Bank of New York together with a written request indicating the number of shares (full and fractional) which should be transferred to the new participant. All persons registered as account participants should sign the authorization form, and their signatures should be guaranteed by a bank, broker or financial institution that is a member of the Signature Guarantee Medallion program. You can obtain a Medallion Signature Guarantee at any financial institution (bank, broker, savings and loan, credit union, etc.) that knows you and that is a member of one of the Medallion programs.

          .    Unless otherwise directed in the authorization form, the credited
               (new) account will be enrolled in the plan and all dividends on the transferred shares will be reinvested in additional shares of common stock.

     31. What fees will I be charged to participate in the plan? If you currently participate in our existing Direct Stock Purchase and Dividend Reinvestment plan, there will be no charge or commissions payable as a result of conversion to the plan. If you are not currently a stockholder, you will be charged a one time $10.00 fee to enroll in the plan. You will be charged a transaction fee equal to 5% of the purchase price of any shares bought under the plan. The maximum amount of this transaction fee for share purchases is $3.00. There is a flat $5.00 transaction fee for all shares sold under the plan. You will also not pay any brokerage commissions on newly issued shares that The Bank of New York buys directly from us, although you will be charged a $0.10 per share brokerage commission if The Bank of New York purchases our shares from parties other than us, either on the open market or through negotiated transactions, as well as all sales of shares under the plan.

          The Bank of New York will charge a service charge of $5.00 in the event of termination by you of your participation in the plan. This service charge will be automatically deducted from your plan account. All other fees and expenses will be paid by us.

                         DESCRIPTION OF CAPITAL STOCK

          The following description is only a summary of certain terms and provisions of our capital stock. You should refer to our Charter and Bylaws for the complete provisions thereof.

          The total number of shares of capital stock of all classes that we are authorized to issue is 70,000,000. Currently, the Charter authorizes the issuance of 53,960,000 shares of common stock, par value $.0001 per share, 40,000 shares of Series A Preferred Stock, par value $.0001 per share, and 16,000,000 shares of Excess Stock, par value $.0001 per share. Only shares of common stock are now outstanding. The common stock is currently listed on the New York Stock Exchange under the symbol "SIZ".

          Our Shareholder Rights Agreement provides that the rights issued under the agreement will be triggered, with certain exceptions, if and when any person or group acquires, or commences a tender offer to acquire, 15% or more of our shares. Shares of Series A Preferred Stock are issuable on the exercise of rights that may become exercisable under the Shareholder Rights Agreement.

          Our Board of Directors is authorized by the Charter, to classify and reclassify any of our unissued shares of capital stock, by setting, altering or eliminating the designation, preferences, conversion or other rights, voting powers, qualifications and terms and conditions of redemption of, limitations as to dividends and any other restrictions on, our capital stock. The power of the Board of Directors to classify and reclassify any of the shares of capital stock includes the authority to classify or reclassify such shares into a class of preferred stock.

          Pursuant to the provisions of the Charter, if a transfer of stock occurs such that any person would own, beneficially or constructively, in excess of 9.9% of our outstanding capital stock (excluding shares of excess stock), then the amount in excess of the 9.9% limit will automatically be converted into shares of excess stock and any such transfer will be void from the beginning. However, such restrictions will not prevent the settlement of a transaction entered into through the facilities of any interdealer quotation system or national securities exchange upon which shares of our capital stock are traded. Notwithstanding the prior sentence, certain transactions may be settled by providing shares of excess stock.

          The holders of common stock are entitled to one vote on all matters to be voted upon by the stockholders. The holders of common stock have no cumulative voting rights. Additionally, subject to the rights of holders of preferred stock, holders of common stock are entitled to receive such dividends as may be declared from time to time by the directors out of funds legally available therefore. The holders of shares of excess stock have no voting rights or dividend rights and shares of excess stock are not transferrable.

                      RESTRICTIONS ON OWNERSHIP OF SHARES

          For us to qualify as a REIT for federal income tax purposes, no more than 50% in value of our outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the law to include certain entities) during the last half of a taxable year or during a proportionate part of a shorter taxable year, and the common stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. Because we expect to continue to qualify as a REIT, our Charter contains a restriction that provides that ownership by a single holder of more than 9.9% of any class or series of our capital stock is restricted in order to ensure that we remain a qualified REIT for federal income tax purposes.

                                USE OF PROCEEDS

          We will use the net proceeds from the sale of common stock purchased through this plan for general corporate purposes, including the acquisition of real estate properties, capital improvements to properties, the reduction of debt and to fund working capital requirements.

                                    EXPERTS

          Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by KPMG LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

          The legality of the securities will be passed upon for us by Jaeckle Fleischmann & Mugel, LLP, Buffalo, New York.

                                    PART II


                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

          The following table sets forth the various expenses in connection with the issuance and distribution of the securities, other than underwriting discounts and commissions. All of the amounts shown are estimated except the Securities and Exchange Commission ("Commission") registration fee.

          Commission Registration Fee................   $ 3,859
          New York Stock Exchange, Inc. Listing Fee..     5,250
          Printing and engraving expenses............     5,000
          Legal fees and expenses....................     8,000
          Accounting fees and expenses...............     2,000
          Miscellaneous..............................       891
                                                        -------

                Total................................   $25,000
                                                        =======

Item 15.  Indemnification of Directors and Officers.


          The Maryland General Corporation Law ("MGCL"), the law of the state in which Sizeler Property Investors, Inc. (the "Company") is organized, permits a corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper personal benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action.

          The MGCL requires a corporation (unless its charter provides otherwise, which the Company's Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which the person is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the indemnified party was material to the matter giving rise to the proceeding and
(i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the indemnified party actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful.

          The indemnity may include judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the Maryland corporation, indemnification is not permitted with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation.

          In addition, a director or officer of a Maryland corporation may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent or an entry of an order of probation prior to judgment creates a rebuttal presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director or officer did not meet the requisite standard of conduct for permitted indemnification.

          As a condition to advancing expenses to a director who is a party to a proceeding, the MGCL requires the Company to obtain (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the Company and (b) a written statement by or on his or her behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

          The Company's Charter provides that the Company will indemnify its directors and officers, whether serving the Corporation or at its request any other entity, to the full extent required or permitted by Maryland law, including the advance of expenses under the procedures and to the full extent permitted by law. The Company's Charter contains a provision which limits a director's or officer's personal liability for monetary damages to the Company or its stockholders. The Company's Charter also provides that the Company will indemnify other employees and agents to the extent authorized by the Company's board of directors or the Company's Bylaws. The Bylaws of the Company do not authorize any such indemnification for non-director, non-officer employees or agents.

          The Company has entered into an indemnification agreement (the "Indemnification Agreement") with each of its directors and officers, and the Board of Directors has authorized the Company to enter into an Indemnification Agreement with each of the future directors and officers of the Company. The MGCL permits a corporation to indemnify its directors and officers. However, the protection that is specifically afforded by the MGCL authorizes other arrangements for indemnification of directors and officers, including insurance. The Indemnification Agreement is intended to provide indemnification to the maximum extent allowable by, or not in violation of, or offensive to, any law of the State of Maryland.

          The Indemnification Agreement provides that the Company shall indemnify a director or officer who is a party to the agreement (the "Indemnitee"), if he or she was or is a party to or otherwise involved in any proceeding by reason of the fact that he or she was or is a director or officer of the Company, or was or is serving at its request in a certain capacity of another entity, against losses incurred in connection with the defense or settlement of such proceeding. This indemnification shall be provided to the fullest extent permitted by the Indemnification Agreement. This is similar to the indemnification provided by the MGCL except that indemnification is not available under the Indemnification Agreement to the Indemnitee who pays any amount in settlement of a proceeding without the Company's written consent.


Item 16.  Exhibits.

          The following exhibits are filed herewith (or incorporated by reference):

5 Opinion of Jaeckle Fleischmann & Mugel, LLP regarding legality of securities being registered (filed herewith).

23.1      Consent of KPMG LLP (filed herewith).

23.2 Consent of Jaeckle Fleischmann & Mugel, LLP (incorporated by reference to Exhibit 5).

24        Powers of Attorney (filed herewith).


Item 17.  Undertakings.

          (a)  The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES
                                  ----------


          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kenner, State of Louisiana as of the 23rd day of August 2001.


                                    SIZELER PROPERTY INVESTORS, INC.



                                    By: /s/ Sidney W. Lassen
                                        ----------------------------------------
                                            Sidney W. Lassen
                                            Chairman of the Board and
                                            Chief Executive Officer


                              POWERS OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Sidney W. Lassen or Thomas
A. Masilla, Jr. his or her true and lawful attorney-in-fact and agent, each with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each attorney-in-fact and agent, full power and authority to do and perform each such and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and the foregoing Powers of Attorney have been signed by the following persons in the capacities indicated and on the dates indicated.


           Signature                        Title                                Date
           ---------                        -----                                ----
/s/ Sidney W. Lassen               Chairman of the Board and                August 21, 2001
---------------------------------  Chief Executive Officer
Sidney W. Lassen                   (Principal Executive Officer)


/s/ Thomas A. Masilla, Jr.         Vice Chairman, President and             August 21, 2001
---------------------------------  Director (Principal Operating
Thomas A. Masilla, Jr.             Officer)


/s/ Robert A. Whelan               Chief Financial Officer                  August 21, 2001
---------------------------------  (Chief Financial and Principal
Robert A. Whelan                   Accounting Officer)


/s/ J. Terrell Brown               Director                                 August 21, 2001
---------------------------------
J. Terrell Brown


/s/ Francis L. Fraenkel            Director                                 August 21, 2001
---------------------------------
Francis L. Fraenkel


/s/ Harold B. Judell               Director                                 August 21, 2001
---------------------------------
Harold B. Judell


/s/ James W. MacFarland            Director                                 August 21, 2001
---------------------------------
James W. MacFarland


/s/ Richard L. Pearlstone          Director                                 August 21, 2001
---------------------------------
Richard L. Pearlstone


/s/ Theodore H. Strauss            Director                                 August 21, 2001
---------------------------------
Theodore H. Strauss